Exhibit 99.1

Evernorth Executive and Healthcare Services Industry Leader Joan Harvey Named to PAVmed Board of Directors

NEW YORK, February 15, 2022 (GLOBE NEWSWIRE) — PAVmed Inc. (Nasdaq: PAVM, PAVMZ) (the “Company” or “PAVmed”), a diversified commercial-stage medical technology company and parent of cancer prevention company Lucid Diagnostics Inc. (Nasdaq: LUCD) (“Lucid”), today announced the appointment of prominent healthcare services industry leader and president of Care Solutions for Evernorth, Joan Harvey, to its Board of Directors. Ms. Harvey will serve as a member of the Company’s Audit and Compensation Committees.

“Ms. Harvey brings a wealth of health care experience, strong track record in strategic and business development, and deep financial acumen to our board,” said Lishan Aklog M.D., PAVmed’s chairman and chief executive officer. “She shares our passion for applying innovative technologies and care models to improve health outcomes, and her contributions will be invaluable as we drive commercial growth, expand our clinical services—including our network of diagnostic test centers—and partner with payors.”

“PAVmed’s groundbreaking health technologies combined with their strong clinical and research teams have tremendous potential to propel the health care industry forward,” said Ms. Harvey. “Their products have the ability to transform how we prevent, diagnose, and treat some of the most complex and debilitating diseases. I look forward to contributing to PAVmed’s ongoing success and transformation into a leading global medical technology company.”

Ms. Harvey has more than two decades of health care experience serving in a variety of leadership roles dedicated to improving whole person health and advocating for patients. She is the president of Care Solutions for Evernorth, Cigna Corporation’s (NYSE: CI) health services business. In this role, she oversees Evernorth’s medical, behavioral, and pharmacy clinical programs to meet the diverse needs of health plans, employers, government organizations—and the people they serve.

Prior to joining Evernorth, Ms. Harvey served in senior leadership roles at Cigna, Medco Health Solutions Inc., WellPoint 360 Health. a subsidiary of Anthem, Inc., American Imaging Management, and Oxford Health Plans, LLC, a subsidiary of UnitedHealth Group. She is a founding member of the Disease Management Association of America, and author of “Asthma Disease Management in the 21st Century” for the Managed Care Handbook: Best Practices in Medical Management. Ms. Harvey holds a Master of Business Administration from the American Graduate School of International Management and a Bachelor’s degree in International Relations from Bates College.

About PAVmed

PAVmed Inc. is a diversified commercial-stage medical technology company operating in the medical device, diagnostics, and digital health sectors. Its major subsidiary, Lucid Diagnostics Inc. (Nasdaq: LUCD), markets the EsoGuard® Esophageal DNA Test and EsoCheck® Esophageal Cell Collection Device—the first and only commercial tools for widespread early detection of esophageal precancer to prevent esophageal cancer deaths. Another major subsidiary, Veris Health Inc., is a digital health company developing the first intelligent implantable vascular access port with biologic sensors and wireless communication to improve personalized cancer care through remote patient monitoring. PAVmed’s CarpX® Minimally Invasive Device for Carpal Tunnel Syndrome is currently in limited commercial release. The product pipeline also includes the EsoCure™ Esophageal Ablation Device with Caldus™ Technology, which complements EsoGuard and EsoCheck, the NextFlo™ Intravenous Infusion Set, the PortIO™ Implantable Intraosseous Vascular Access Device, novel pediatric ear tubes, mechanical circulatory support technology and glucose monitoring. For more information, please visit www.pavmed.com, follow us on Twitter, connect with us on LinkedIn, and watch our videos on YouTube. For more information on our majority owned subsidiary, Lucid Diagnostics Inc., please visit www.luciddx.com, follow Lucid on Twitter, and connect with Lucid on LinkedIn. For detailed information on EsoGuard, please visit www.EsoGuard.com and follow us on Twitter, Facebook and Instagram.

Forward-Looking Statements

This press release includes forward-looking statements that involve risk and uncertainties. Forward-looking statements are any statements that are not historical facts. Such forward-looking statements, which are based upon the current beliefs and expectations of PAVmed’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. Risks and uncertainties that may cause such differences include, among other things, volatility in the price of PAVmed’s common stock; PAVmed’s Series W and Series Z warrants; general economic and market conditions; the uncertainties inherent in research and development, including the cost and time required to advance PAVmed’s products to regulatory submission; whether regulatory authorities will be satisfied with the design of and results from PAVmed’s clinical and preclinical studies; whether and when PAVmed’s products are cleared by regulatory authorities; market acceptance of PAVmed’s and products once cleared and commercialized; PAVmed’s ability to raise additional funding as needed; and other competitive developments. In addition, PAVmed has been monitoring the COVID-19 pandemic and the pandemic’s impact on PAVmed’s businesses. PAVmed expects the significance of the COVID-19 pandemic, including the extent of its effect on its financial and operational results, to be dictated by, among other things, the success of efforts to contain the pandemic and the impact of such efforts on PAVmed’s businesses. These factors are difficult or impossible to predict accurately and many of them are beyond PAVmed’s control. In addition, new risks and uncertainties may arise from time to time and are difficult to predict. For a further list and description of these and other important risks and uncertainties that may affect PAVmed’s future operations, see Part I, Item IA, “Risk Factors,” in PAVmed’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, as the same may be updated in Part II, Item 1A, “Risk Factors” in any Quarterly Report on Form 10-Q filed by PAVmed after its most recent Annual Report filed with the Securities and Exchange Commission. PAVmed disclaims any intention or obligation to publicly update or revise any forward-looking statement to reflect any change in its expectations or in events, conditions, or circumstances on which those expectations may be based, or that may affect the likelihood that actual results will differ from those contained in the forward-looking statements.

Contacts

Investors

Adrian K. Miller

PAVmed Inc.

AKM@PAVmed.com

Media

Shani Lewis

LaVoieHealthScience

(609) 516-5761

PAVmed@lavoiehealthscience.com